BILL OF SALE, ASSUMPTION OF LIABILITIES
                           AND ASSIGNMENT OF CONTRACTS

         THIS BILL OF SALE, Assumption of Liabilities and Assignment of Contracts ("Bill of Sale") is made this 12th day of February 1999, by and between Convergent Communications Services, Inc., a Colorado corporation ("Purchaser") whose address is 400 Inverness Drive South, Fourth Floor, Englewood, Colorado 80112, and Kansas Communications, Inc., a Kansas corporation ("Seller"), whose address is 650 Townsend, Suite 225, San Francisco, California 94103-4908.

         WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of February 1, 1999 (the "Agreement"), providing for, among other things, the transfer to Purchaser of substantially all of the assets of Seller that relate directly or indirectly to Seller's Business for consideration in the amount and on the terms and conditions provided for in the Agreement. "Business" means Seller's business of providing telephone service, equipment and installation and maintenance throughout Missouri, Kansas and Wisconsin.

         WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the respective definitions or meanings ascribed to such terms in the Agreement.

         WHEREAS, to carry out the intent and purpose of the Agreement, Seller is executing and delivering to Purchaser this instrument evidencing the vesting in Purchaser of all of Seller's right, title and interest in and to the Purchased Assets, on the terms and conditions set forth in the Agreement, in addition to such other instruments which Purchaser shall have otherwise received or may hereafter receive pursuant to the Agreement.

         NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by Seller, and subject to the terms and conditions of this Bill of Sale, the parties hereto agree as follows:

1. Transfer of the Purchased Assets. Seller hereby grants, sells, conveys, assigns, transfers, delivers and sets over unto Purchaser, its successors and assigns, all of the Purchased Assets, including, without limitation, the following:

1.1. Personal Property. All equipment, fixtures, furniture, supplies and other personal property owned, utilized or held for use by Seller in the Business, including without limitation, the equipment and other assets described on
Schedule 1.1 to the Agreement (the "Personal Property").

1.2. Leases. All rights of Seller under the leases of real property and Personal Property used in connection with Seller's Business which are listed on Schedule
1.2 to the Agreement under the heading "Assumed Leases."

1.3. Contracts. All rights of Seller (including, without limitation, all of Seller's right to receive goods and services and to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to such contracts) under all contracts, agreements and commitments which are identified on Schedule 1.3.A to the Agreement; provided that the assumption of such contracts, agreements and commitments by Purchaser shall not constitute a waiver of any rights of indemnification or other rights under the Agreement which Purchaser may have by virtue of such contract, or any of its provisions, constituting a breach of any representation or warranty made by Seller therein.

1.4. Intangible Assets. All of Seller's right, title and interest in and to all goodwill, licenses, trade names (including, without limitation, the names "Kansas Communications" and "BT Services," together with all derivations and variations of such names, but specifically excluding the name "SoftNet Business Solutions," together with all derivations and variations of such name), assumed names, trade dress, business identifiers, trademarks, service marks, copyrights, applications and registrations for any of the foregoing, trade secrets, confidential information, employee agreements and covenants respecting intellectual property, causes of action (including all claims for infringement), claims (including contractual claims), contractual rights or agreements granting any right, title, license or privilege with respect to intellectual property and all other intangible assets relating to, used in or held for use in the operation of the Business (the "Intangible Assets"), including, without limitation, the Intangible Assets listed on Schedule 1.4 to the Agreement.

1.5. Licenses and Permits. All of Seller's rights in all government licenses, approvals, permits, registrations and authorizations (and any applications for the foregoing) relating to, used in or held for use in the operation of the Purchased Assets, listed on Schedule 1.5 to the Agreement.

1.6. Records and Documents. All records, computer software and documents, computer source codes and programs, books, supplier, dealer and customer lists, catalogs and technical data, work orders, credit information and correspondence, operating data, drawings, blueprints, specifications, designs, financial information, product data and records, account information, sales leads, sales representative information, and all other records and documents used in connection with the operation of the Purchased Assets.

1.7. Prepaid Assets. All of Seller's rights to prepaid deposits, lease payments, insurance and other prepaid items listed on Schedule 1.7 to the Agreement.

1.8. Literature. All sales literature, promotional literature, catalogs, sales and marketing materials and similar materials relating to the Business, but excluding any literature containing the name "SoftNet" and any literature which is the basis for any pending or threatened litigation. Purchaser shall be entitled to use all such materials in the operation of the Purchased Assets.

1.9. Vehicles. All automobiles, trucks, trailers, automotive equipment and other vehicles owned, leased or used in connection with the operation of the Business, including, without limitation, those listed on Schedule 1.9 to the Agreement.

1.10. Accounts Receivable. All of Seller's accounts receivable and all evidence of indebtedness and rights, including contingent rights, to receive payment from any other person or entity, including, without limitation, those items listed on
Schedule 1.10.A to the Agreement.

1.11. Inventory. All of Seller's inventory used in connection with the Business, including, but not limited to, the inventory items listed on Schedule 1.11.


                  To the extent that any Purchased Asset is not assignable without the consent of another person or entity, and to the extent such consent is not obtained prior to Closing, this Bill of Sale shall, subject to the rights of any such person or entity, constitute an assignment of Seller's interest in such Purchased Asset.

2. Assets Excluded From Sale. The provisions of Section 1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Purchaser, and Purchaser shall not purchase or accept those assets specifically identified in
Schedule 2 to the Agreement (the "Excluded Assets").

3.       Liabilities.

3.1. Excluded Liabilities. Except as specifically provided in Section 3.2, Purchaser shall not assume, and shall not be obligated to pay, perform or discharge any debts, liabilities or obligations of Seller, whether actual, contingent or accrued, known or unknown, including, but not limited to, any Employee Payments (as defined in Section 8.19 of the Agreement), which liabilities shall be retained by Seller.

3.2. Assumed Liabilities. Subject to the terms and conditions of the Agreement, Purchaser hereby agrees to assume and pay, perform and discharge in accordance with their terms only the following obligations and liabilities of Seller:

     (a) liabilities identified on Schedule 3.2 to the Agreement which arise under the Assumed Leases and Assumed Contracts; and

     (b) those liabilities which Purchaser specifically agrees to assume and are specifically identified on Schedule 3.2 to the Agreement.

4. Power of Attorney. Seller hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Seller, with full power of substitution, in the name of Purchaser, or in the name of Seller, but for the benefit and at the expense of Purchaser:


     (a) to collect, demand and receive the Purchased Assets hereby sold and transferred to Purchaser;

     (b) to institute and prosecute any and all actions, suits or proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold and transferred to Purchaser, to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable;

     (c) to take any and all reasonable actions designed to vest more fully in Purchaser the Purchased Assets hereby sold and transferred to Purchaser, and in order to provide for Purchaser the benefit, use, enjoyment and possession of the Purchased Assets.


                  Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or by its subsequent dissolution or in any manner or for any reason. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

5. No Rights in Third Parties. Nothing expressed or implied in this Bill of Sale is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Bill of Sale.


         6. Successors and Assigns. This Bill of Sale is executed pursuant to the Agreement and is entitled to the benefits thereof and shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed by their duly authorized representatives as of the day and year first above written.


                                    KANSAS COMMUNICATIONS, INC.


                                    By: __________________________________
      Name:  Garrett J. Girvan
                                          Title:    Vice President


ATTEST:

                                                                    (seal)
By: __________________________________
       Steven M. Harris, Secretary



                                    CONVERGENT COMMUNICATIONS SERVICES, INC.


                                    By: __________________________________
      Name:  John R. Evans
                                          Title:    Chief Executive Officer



ATTEST:

                                                                    (seal)
By: __________________________________